THIRD AMENDMENT TO LOAN AGREEMENT

     This Third Amendment to Loan Agreement is entered into as of March 31, 2004 by and among SILICON VALLEY BANK (“Bank”), whose address is 3003 Tasman Drive, Santa Clara, California 95054 and having a loan production office at 1660 International Drive, Suite 600, McLean, Virginia 22102 and MANUGISTICS GROUP, INC., a corporation organized under the laws of the State of Delaware whose address is 9715 Key West Avenue, Rockville, Maryland 20850 (the “Company”), MANUGISTICS, INC., a corporation organized under the laws of the State of Delaware whose address is 9715 Key West Avenue, Rockville, Maryland 20850, and any Persons who are now or hereafter made parties to the Loan Agreement (as hereinafter defined) (each a “Borrower” and collectively, “Borrowers”).

1. DESCRIPTION OF EXISTING INDEBTEDNESS: Among other indebtedness which may be owing by Borrowers to Lender, Borrowers are indebted to Lender pursuant to, among other documents, a Loan Agreement dated January 14, 2003, (as may be amended from time to time, the “Loan Agreement”). The Loan Agreement provides for, among other things, a Committed Revolving Line in the original principal amount of Twenty Million Dollars ($20,000,000) (the “Revolving Facility”). In addition, pursuant to that certain Loan Agreement dated April 12, 2002 by and among the Company, Manugistics, Inc. and Bank, Bank agreed to make an equipment line of credit (the “Equipment Facility”) to the Company, and Manugistics, Inc. in the maximum principal amount of Five Million Dollars ($5,000,000), and pursuant to that certain Loan Agreement dated of even date herewith by and among the Company, Manugistics, Inc. and Bank, Bank has agreed to make an additional equipment line of credit (the “Equipment Facility”) to the Company, and Manugistics, Inc. in the maximum principal amount of Five Million Dollars ($5,000,000). Hereinafter, all indebtedness owing by Borrowers to Lender under the Revolving Facility shall be referred to as the “Indebtedness.” Capitalized terms used herein and not otherwise defined herein shall have the meaning attributed to such terms in the Loan Agreement.

2. DESCRIPTION OF COLLATERAL. Repayment of the Indebtedness shall be secured by the Collateral upon the occurrence of a Financial Covenant Default as described in Section 4 of the Loan Agreement. Hereinafter, the Loan Agreement, together with all other documents securing repayment of the Indebtedness shall be referred to as the “Existing Loan Documents”.

3. MODIFICATIONS TO LOAN AGREEMENT.

     (a) Section 6.3 of the Loan Agreement is amended and restated in its entirety as follows:

6.3 Financial Covenants.

Borrowers will maintain as of the last day of each fiscal quarter:

          (a) Quick Ratio. A ratio of (i) Quick Assets to (ii) Current Liabilities, plus long term Indebtedness to Bank and outstanding letters of credit under the Committed Revolving Line minus deferred revenue of at least 1.75 to 1.00.

          (b) Tangible Net Worth. A Tangible Net Worth of at least $130,000,000 as of the quarter ending May 31, 2004, $140,000,000 as of the quarters ending August 31, 2004 and November 30, 2004, and $150,000,000 for the quarter ending February 28, 2005, and thereafter at such levels as agreed to by Bank based upon the Company’s projections.”

     (b) Section 6.6 of the Loan Agreement is amended and restated in its entirety as follows:

6.6 Deposit Accounts.

     Borrowers will at all times, maintain not less than $50,000,000 in cash and/or investments with Bank and/or its Affiliates. Funds may be maintained in investment vehicles or operating accounts at the Borrower’s discretion. Borrowers agree that in the event that Borrowers request that any such amounts required to be maintained herein be held in an investment or other account with any Affiliate of Bank, Borrowers shall promptly execute and deliver an Account Control Agreement to Bank in Bank’s standard form.

     (c) Section 7.3(ii)(d) is amended and restated in its entirety as follows:

(ii) The net cash consideration (after adding any cash and cash equivalents to be acquired through the acquisition of the Target) for any single Permitted Acquisition does not exceed Fifteen Million Dollars ($15,000,000) and the aggregate net cash consideration of all Permitted Acquisitions within a single fiscal year does not exceed Thirty Million Dollars ($30,000,000) (the “Acquisition Cap”);

     (d) Section 7.8 of the Loan Agreement is amended and restated in its entirety as follows:

7.8 Subordinated Debt.

(a) Make any Material Subordinated Debt Modification to any document relating to the Subordinated Debt without Bank’s prior written consent or (b) make any payment on the Subordinated Debt, provided, however, that (i) Borrowers are permitted to make payments (“Permitted Conversion Payments”) of up to Ten Million Dollars ($10,000,000) in the aggregate in any twelve-month period in connection with the conversion of Subordinated Debt into equity so long as such payments are not payments of principal or interest, but are additional consideration paid to the holders of the Subordinated Debt in connection with such conversion, and provided, further, that Permitted Conversion Payments may only be made if such Permitted Conversion Payments are approved by the Board of Directors of the Company, and further provided that at the time of and on a pro forma basis after giving effect to such Permitted Conversion Payments, no Event of Default shall have occurred or would thereby occur under any Loan Document, and (ii) Borrowers are permitted to make payments on the Subordinated Debt from proceeds of sales of the Company’s capital stock from and after the date hereof, provided that at the time of and on a pro forma basis after giving effect to such payments, no Event of Default shall have occurred or would thereby occur under any Loan Document.

     (e) The definition of “Committed Revolving Line” set forth in Section 13.1 of the Loan Agreement is amended and restated in its entirety as follows:

“Committed Revolving Line” is a Credit Extension of up to Fifteen Million Dollars ($15,000,000).

     (f) The definitions of “Permitted Investments”, “Revolving Maturity Date” and “Tangible Net Worth” set forth in Section 13.1 of the Loan Agreement are amended and restated in their entirety as follows:

“Permitted Investments” are:

     (a) Investments shown on the Schedule and existing on the Closing Date;

     (b) (i) marketable direct obligations issued or unconditionally guaranteed by the United States or its agency or any State maturing within 2 years from its acquisition, (ii) commercial paper maturing no more than 2 years after its creation and having the highest rating from either Standard & Poor’s Corporation or Moody’s Investors Service, Inc., and (iii) Bank’s certificates of deposit issued maturing no more than 2 years after issue;

     (c) Investments made in accordance with any investment policy approved by the Company’s Board of Directors; and

     (d) Investments in any Subsidiary of Borrower which is not a Borrower under this Agreement, provided that (a) all such Investments in the aggregate do not exceed $10,000,000 in any 12-month period and (b) no Event of Default exists at the time of any such Investment or would exist after giving effect to any such Investment.

“Revolving Maturity Date” is March 30, 2005.

“Tangible Net Worth” is on any date, the total assets of the Company and its consolidated Subsidiaries minus (i) any amounts attributable to (a) goodwill and, (b) other intangible assets such as acquired technology, customer relationships, patents, trade and service marks and names, copyrights and capitalized software costs, and (ii) Total Liabilities.

     (g) The following definition is hereby added to Section 13.1 of the Loan Agreement:

“Material Subordinated Debt Modification” means any amendment or modification to any instrument, agreement or other document relating to the Subordinated Debt or any other action in connection with the Subordinated Debt that, individually or in combination with other amendments, modifications or actions, (a) increases the interest rate, fees or expenses due under the Subordinated Debt, (b) increases the maximum principal amount of the Subordinated Debt, (c) accelerates the due date or maturity date of all or part of the Subordinated Debt, (d) changes the collateral, if any, for the Subordinated Debt or (e) otherwise has a material adverse effect on Borrower’s ability to pay and perform its obligations in favor of Bank or the validity or priority of Bank’s security interest in the Collateral.

4. CONSISTENT CHANGES. The Existing Loan Documents are hereby amended wherever necessary to reflect the changes described above.

5. NO DEFENSES OF BORROWERS. Borrowers agree that they have no defenses against the obligations to pay any amounts under the Indebtedness.

6. CONTINUING VALIDITY. Each Borrower understands and agrees that in modifying the existing Indebtedness, Lender is relying upon Borrowers’ representations, warranties, and agreements, as set forth in the Existing Loan Documents. Except as expressly modified pursuant to this Loan Modification Agreement, the terms of the Existing Loan Documents remain unchanged and in full force and effect. Lender’s agreement to modifications to the existing Indebtedness pursuant to this Loan Modification Agreement in no way shall obligate Lender to make any future modifications to the Indebtedness. Nothing in this Loan Modification Agreement shall constitute a satisfaction of the Indebtedness. It is the intention of Lender and Borrowers to retain as liable parties all makers and endorsers of Existing Loan Documents, unless the party is expressly released by Lender in writing. No maker, endorser, or guarantor will be released by virtue of this Loan Modification Agreement. The terms of this paragraph apply not only to this Loan Modification Agreement, but also to all subsequent loan modification agreements.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

     This Loan Modification Agreement is executed as of the date first written above.

BORROWERS:

MANUGISTICS GROUP, INC.

By:	/s/ Raghavan Rajaji

Name: Raghavan Rajaji
Title: Executive Vice President and Chief Financial Officer

MANUGISTICS, INC.

By:	/s/ Raghavan Rajaji

Name: Raghavan Rajaji
Title: Executive Vice President and Chief Financial Officer

LENDER:

SILICON VALLEY BANK

By:	/s/ Megan Scheffel

Name: Megan Scheffel
Title: Vice President